Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Robert R. Foley

Chief Operating Officer

(212) 297-1000

or

Laura Godfrey Guttman

Investor Relations

(212) 297-1000

Gramercy Capital Corp. Completes

Manager Internalization

New York, NY — April 27, 2009 - Gramercy Capital Corp. (NYSE: GKK) today announced the completion of the internalization of Gramercy’s management.  The internalization was completed through the direct acquisition by Gramercy of its external manager, GKK Manager LLC, which was previously a wholly owned subsidiary of SL Green Realty Corp. (NYSE:SLG).  The consideration paid to SL Green in the transaction was de minimis.

The internalization, which was approved unanimously by an independent special committee of the Board of Directors of Gramercy, eliminates the management fees payable by Gramercy to its external manager,  adds 77 employees to the Gramercy family and serves to fully align the strategic and economic interests of Gramercy’s senior management, employees, shareholders and other stakeholders.  A short-term transition agreement will remain in place between Gramercy and SL Green to permit the completion of the separation of certain computer and information systems.  The consulting agreements with specific SL Green employees have been terminated with the internalization and it is the intention of Marc Holliday and Stephen Green to exit from the Board of Directors of Gramercy in the near future.

Today’s internalization is consistent with Gramercy’s original 2004 business plan for internalizing its management by the end of its fifth year of operations.  As previously announced, the internalization began in October 2008 with the recruitment of Roger M. Cozzi as Chief Executive Officer of Gramercy, the amendment of the management agreement to reduce the fees payable by Gramercy to its external manager and the resignation of certain former officers and continued in November 2009 with the addition of Timothy J. O’Connor as President of Gramercy.

Further steps to facilitate the internalization and better position Gramercy were taken in early April 2009, when Gramercy strengthened its balance sheet with the settlement of its $175 million unsecured credit facility, the satisfaction of a $9.5 million master repurchase facility, the amendment and extension of its $216 million secured credit facility, the amendment and extension of its $200 million master repurchase facility, and the elimination of certain financial covenants and recourse associated with those facilities.

Mr. Cozzi commented, “Less than five years after our initial public offering we have grown into a $7 billion company.  Gramercy has become an important and respected player in both the structured finance and commercial real estate markets.  The internalization of management, together with the restructuring of our corporate indebtedness improves our ability to weather the current market environment and positions us to take advantage of investment opportunities once our nation’s real estate and financial markets begin to recover.”

Clifford Chance US LLP represented Gramercy and Hogan & Hartson LLP represented the Special Committee of Gramercy’s Board of Directors. Goldman, Sachs & Co. acted as financial advisor to the Gramercy Special Committee.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, maintenance of liquidity needs, management changes, and other factors including those listed in our Annual Report on Form 10-K and on our Quarterly Reports on Form 10-Q, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.